EXHIBIT 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President & CIO	Senior Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION ANNOUNCES 3 FOR 2 STOCK SPLIT

TUPELO, MISSISSIPPI (July 24, 2006) – Renasant Corporation (NASDAQ:RNST) (the “Company”) today announced its Board of Directors declared a three-for-two stock split of the Company’s common stock. This is the Company’s second stock split within the past three years.

The stock split will be effected in the form of a stock dividend, payable on August 28, 2006 to each shareholder of record at the close of business on August 11, 2006. Each shareholder of record at the close of business on the record date will receive one additional share of common stock of the Company for every two shares of common stock of the Company held on that date.

The Company will pay cash in lieu of fractional shares in an amount equal to the closing price as quoted on the NASDAQ Global Market of one share of the Company’s common stock on the ex-dividend date, multiplied by the applicable fraction of a share to which such shareholder would otherwise be entitled.

Certificates representing the additional shares of common stock will be distributed on or about August 28, 2006. Currently held certificates will remain valid and should be retained by shareholders. Stock options and restricted stock which are outstanding will be adjusted accordingly to reflect the stock split to the extent provided in the individual respective agreements.

Prior to the split, the Company had 10,344,917 shares of common stock outstanding. After the split, the Company will have approximately 15,517,375 shares of common stock outstanding and have authorization to issue up to an aggregate of 75,000,000 shares of common stock, including shares presently outstanding.

The Company’s common stock will begin trading at its post-split price on the first business day after the additional shares are distributed to shareholders, which will be August 29, 2006, assuming the additional shares are distributed on August 28, 2006.

ABOUT RENASANT CORPORATION

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance. Renasant has assets of approximately $2.5 billion and operates 61 banking and insurance offices in 38 cities in Mississippi, Tennessee and Alabama.

NOTE TO INVESTORS

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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